Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Announces Retirement of Leo Melamed

CHICAGO, February 8, 2018 – CME Group today announced that Chairman Emeritus Leo Melamed will retire from the CME Group Board of Directors at the conclusion of his current term in May 2018.  Following his retirement, Melamed will serve as a consultant to the company for the next two years. After that time, Melamed will continue to retain his title as Chairman Emeritus.

 “On behalf of the CME Group Board and Management Team, we sincerely thank Leo Melamed for his decades of service to our company and our industry,” said CME Group Chairman and Chief Executive Officer Terry Duffy.  “Leo’s invention of financial futures and pioneering of electronic trading shaped the financial markets as we know them today, and his contributions will continue to have an impact in the future.  We wish him well and look forward to working with him as a consultant.”

“Bringing the CME Group from butter and eggs to a financial institution has been a work of love,” said Melamed.  “I offer my thanks to all the CME officials, board members, and employees over the years, without whose efforts it could not have been accomplished.  I also want to thank Chairman and CEO Terry Duffy for his outstanding leadership, and wish him and the Board continued success.”

 Melamed is recognized as the founder of financial futures and introduced the International Monetary Market in 1972.  He has served as Chairman Emeritus of CME Group since 1997 and as a board member since 1967.  Melamed was CME Chairman of the Board from 1968 until 1976 and held various board leadership positions over the last three decades.  He also played a leading role in the development of the CME Globex electronic trading system in 1992.

 Melamed currently serves as Chairman and CEO of Melamed & Associates, a global consulting group, and as advisor to the National Futures Association, the International Advisory Council of the CSRC in China, and Leap Innovations.  He serves on the board of overseers of the Becker Friedman Institute of the University of Chicago, and as a director of The Chicago Council on Global Affairs.  Melamed is a published author of several books and the recipient of multiple awards around the world.  He holds Doctor of Letters distinctions from the University of Illinois, Loyola University, DePaul University, the Tokyo based Waseda University, and a Doctor of Humane Letters from Sacred Heart University.

As the world's leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk.  CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals.  Around the world, CME Group brings buyers and sellers together through its CME Globex® electronic trading platform.  CME Group also operates one of the world's leading central counterparty clearing providers through CME Clearing, which offers clearing and settlement services across asset classes for exchange-traded and over-the-counter derivatives.  CME Group products and services ensure that businesses around the world can effectively manage risk and achieve growth.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex and E-mini are trademarks of Chicago Mercantile Exchange Inc.  CBOT, Chicago Board of Trade, KCBT and Kansas City Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc.  NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc.  COMEX is a trademark of Commodity Exchange, Inc.  Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor's Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc.  All other trademarks are the property of their respective owners.

# # #

18-15